content="text/html; charset=iso-8859-1"> Industrial Services of America, Inc. Exhibit 10.27 to Form 10-K
LEASE AND PURCHASE AGREEMENT

THIS LEASE AND PURCHASE AGREEMENT (this "Agreement") made as of the 8th day of July, 2002, between PENSKE TRUCK LEASING CO., L.P., a Delaware limited partnership having an office at Route 10, Green Hills, P. 0. Box 563, Reading, Pennsylvania 19603-0563 ("Landlord"), and ISA INDIANA, INC., an Indiana corporation, having an office at 7100 Grade Lane, Louisville, Kentucky 40213 ("Tenant").

RECITALS:

A. Landlord is the owner of that certain parcel of approximately five (5) acres of land located at 1565 East 41h Street, in Seymour, Indiana, which property is more generally described on the plat attached hereto as Exhibit A and made a part hereof, and more particularly described on the metes and bounds description attached hereto as Exhibit B attached hereto and made a part hereof (the "Land"). The Land is improved by an approximately 10,000 square foot maintenance and office building (the "Building") (the Land and Building are sometimes hereinafter collectively referred to as the "Premises").

B. Landlord desires to sell to Tenant and Tenant desires to purchase from Landlord, the Premises, but before the parties consummate the purchase and sale of the Premises, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Premises for a period of three (3) years in accordance with the terms of this Agreement. Then, upon expiration of the aforementioned term, Tenant shall purchase the Premises from the Landlord and Landlord shall sell the Premises to the Tenant upon and subject to the terms set forth herein.

In consideration of the mutual covenants and agreements hereinafter set forth, and with intent to be legally bound, Landlord and Tenant agree and covenant as follows:

1. DEMISE

Landlord, for and in consideration of the rents, covenants, and agreements set forth in this Agreement and to be paid, kept, observed, and performed by Tenant, does hereby lease, rent, let, and demise, unto Tenant, and Tenant does hereby take and hire, subject to the conditions hereinafter set forth, the Premises. The Premises are leased subject to the following:

(a) All zoning ordinances, laws, ordinances, orders, codes, regulations, rules or requirements of any kind or nature whatsoever, of any federal, state, city, county, or other governmental, public, or quasi-public authority, body, board, or agency, or any department or bureau thereof, now existing or hereafter created, as the same may affect the Premises, whether or not the same relate to, require, or involve any ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, changes or requirements to, in or about the Premises, including without limitation any buildings thereon, and all sidewalks, driveways, parking areas, parking lots, and grounds or streets in front of or appurtenant to the foregoing (all of such zoning ordinances, laws, ordinances, orders, codes, regulations, rules, and requirements being sometimes hereinafter collectively called the "Laws");

(b) All covenants, restrictions, reservations, liens, encumbrances, agreements, or easements, either of record or otherwise, affecting title to the Premises, and the existing state of title to the Premises, which Tenant has had an opportunity to examine and is satisfactory to Tenant; and

(c) Any state of facts that an accurate survey may disclose.

TO HAVE AND TO HOLD the Premises, subject to those matters described above, for the term set forth herein, unless sooner terminated as hereafter provided.

2. TERM

The term of this Agreement (the "Term") shall commence on July 1, 2002 (the "Commencement Date") and shall expire at 11:59 p.m. local time on June 30, 2005.

3. RENT

(a) Tenant covenants and agrees to pay Landlord by good and sufficient check at the address of Landlord herein provided (or at such other address as Landlord may designate) monthly rent in the amount of Three Thousand and 00/100 Dollars ($3,000.00), payable in advance, on the first day of each month. The foregoing rent shall be paid to Landlord without notice or demand, and without abatement, deduction, setoff, reduction, counterclaim, or diminution. If a rent payment is mailed, it shall be mailed in sufficient time and with adequate postage thereon to be actually received by Landlord by the due date.

(b) All sums due and owing by Tenant pursuant to the terms of this Agreement other than the rent specified in subparagraph 3(a) above are additional rent, and Landlord shall have all of the same rights and remedies to collect such additional rent as it has to collect rent.

(c) If any payment of rent or additional rent is not received by Landlord on the date on which such payment is due, then Tenant shall pay Landlord, as additional rent, interest on the amount of such overdue payment accruing from the due date until the date when paid at the rate of twelve percent (12%) per annum. If Landlord must consult with or engage the services of an attorney to collect any rent or additional rent owed by Tenant under this Agreement or to otherwise enforce Landlord's rights under this Agreement, then Tenant shall pay Landlord, as additional rent, all attorneys fees incurred by Landlord.

(d) It is the intention of Landlord and Tenant that all rent payable under this Agreement shall be absolutely "net" to Landlord, except as to the express obligations of Landlord contained in this Agreement, and accordingly all costs, expenses, and obligations of every kind relating to all utilities, insurance, repairs, replacement, rebuilding, painting, cleaning, maintenance, operation, and upkeep of the Premises that are not specifically assumed by Landlord under this Agreement are deemed to be the responsibility of Tenant; and Tenant does hereby release and indemnify Landlord from or against all such costs, expenses, and obligations not specifically assumed by Landlord under this Agreement. Except as otherwise specifically assumed by Landlord in this Agreement, this Agreement shall not terminate nor shall Tenant be entitled to any abatement, deduction, deferment, suspension, or reduction of, or setoff, defense, or counterclaim against, any rent, additional rent, charges, or other sums payable by Tenant under this Agreement, it being the intention that the obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and that the net rent, additional rent, and all other charges and sums payable by Tenant hereunder shall continue to be payable in all events unless the obligation to pay same shall be terminated pursuant to the express provisions of this Agreement.

(e) Simultaneously with the execution of this Agreement, Tenant has delivered to Landlord the sum of Twenty Five Thousand and 00/100 Dollars ($25,000.00) (the "Security Deposit") as security for Tenant's full and faithful performance of all of its obligations under this Agreement (including, without limitation, the obligation to pay rent). Tenant shall not be entitled to any interest on the Security Deposit, and Landlord may commingle the Security Deposit with its other funds. If Tenant shall default in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to) apply all or any portion of the Security Deposit to the damages sustained by Landlord as a result of or to cure such default. Landlord's application of the Security Deposit pursuant to the preceding sentence shall not be construed as an agreement to limit the amount of Landlord's claim or as a waiver of any damage resulting from Tenant's default. At any time that Landlord shall have applied all or a portion of the Security Deposit as aforesaid, Tenant shall, within ten (1 0) days after a request by Landlord, pay Landlord a sum equal to the portion of the Security Deposit so applied, which sum shall then become part of the Security Deposit. The Security Deposit shall not be deemed or construed to be an advance payment of rent for any month during the Term.

(f) Tenant and Landlord agree that when "Closing" (as hereinafter defined) occurs, then at Closing the Security Deposit shall be credited toward the "Purchase Price" (as hereinafter defined) of the Property.

4. TAXES

Tenant shall pay to Landlord as additional rent the amount of all real estate taxes (including any tax imposed as a substitute for or supplement to presently existing real estate taxes), ad valorem taxes, sales taxes, assessments (including, without limitation, general and special assessments for public improvements or benefits, whether or not commenced or completed during the Term, whether special, general, ordinary, or extraordinary, and all sanitary and trash removal assessments), water charges, sewer charges, and any and all other taxes and assessments levied, assessed, or imposed at any time by any municipal, county, or state government or any other governmental authority or agency upon or against the Premises or any portion thereof, and also any tax or assessment levied, assessed, or imposed against the Premises or any portion thereof at any time by any governmental authority in connection with any franchise or the receipt of any income, rent or profit from the Premises to the extent the same may be in lieu of all or a portion of any of the aforementioned taxes or assessments against the Premises (all of the foregoing are hereinafter collectively referred to as the "Taxes"). Tenant shall pay any Taxes to Landlord within thirty (30) days of receipt by Tenant of a statement from Landlord showing the amount of such Taxes with appropriate supporting data. Proration of the payment of Taxes by Tenant shall be made when necessary for the first and last year of the Term. If any Taxes levied for the last year of the Term have not been billed to Landlord prior to the expiration of the Term, then Tenant's obligation to pay the portion of such Taxes applicable to the Term shall survive the expiration or termination of this Agreement.

5. CONDITION OF PREMISES

(a) Tenant warrants that Tenant is familiar with the Premises and with the improvements previously placed therein by Landlord and/or others, and Tenant hereby accepts the Premises (including the Building's mechanical, electrical, plumbing, fire protection and HVAC systems) in the condition that the same may be in at the date of this Agreement, AS IS. All necessary modifications to the Building's fire protection, mechanical, electrical, plumbing and HVAC systems shall be by Tenant at Tenant's expense, with notice to Landlord.

(b) Tenant's taking possession of the Premises shall be conclusive evidence of Tenant's acceptance thereof in good order and satisfactory condition, without warranty of any kind, either expressed or implied, including warranties of habitability, tenantability and fitness for a particular purpose. Tenant agrees that no representations or promises to decorate, alter, repair or improve the Premises, either before or after the execution hereof, have been made by Landlord or its agents to Tenant or its agents. Tenant acknowledges that it is Tenant's responsibility to determine and ascertain as to whether Tenant's contemplated use of the Premises is in conformity with zoning requirements applicable to the Premises.

6. USE

Landlord agrees that Tenant may use the Premises only in connection with its scrap and recycling business. Tenant, at its sole cost and expense, agrees to comply with all Laws.

7. ASSIGNMENT AND SUBLETTING

Tenant shall not assign this Agreement or sublet the Premises, whether by operation of law or otherwise, without the prior written consent of Landlord, which consent Landlord may grant or deny in its sole discretion.

8. REPAIRS

Tenant agrees, at Tenant's sole cost and expense (which cost and expense is additional rent), that it shall have all maintenance and repair obligations on and to the Premises (structural and non- structural), and agrees that it shall keep all parts of the Premises, including but not limited to the interior and exterior of the Building, the roof over the Building, and the parking lots, sidewalks and heating and cooling equipment in or on the Premises, in good order and repair, clean, sanitary and safe, including but not limited to the replacement of equipment, fixtures, floor covering and all plate glass. If Tenant refuses or neglects to make repairs and/or maintain the Premises or any part thereof in a manner reasonably satisfactory to Landlord, Landlord shall have the right (but not the obligation), upon giving Tenant prior notice (written), of its election to do so, to make such repairs or perform such maintenance on behalf of and for the account of Tenant. In such event, said work shall be paid for by Tenant, as additional rent, within ten (10) days after receipt of a bill therefor.

9. ALTERATIONS

Other than as set forth on Exhibit C attached hereto, Tenant shall not make any structural or mechanical alterations in any portion of the Premises, nor any alterations on or about the exterior of the Premises without notice to Landlord. Furthermore, Tenant shall not make any interior, non- structural alterations with respect to improvements on the Premises without notice to Landlord.

Tenant agrees to pay promptly for any work done by Tenant or material furnished therefor in or about the Premises, and Tenant shall not permit or suffer any lien to attach to the Premises and shall immediately cause any such lien or any claim therefor, to be released upon Landlord's written demand. All work done by Tenant in or about the Premises shall comply with all Laws.

10. ACCESS TO PREMISES

Tenant agrees that upon giving Tenant 24 hours notice Landlord, its agents, employees, servants, or any person authorized by Landlord, may enter the Premises, during normal working hours on business days, for the purpose of. (a) inspecting the condition of same; or (b) making such repairs, additions or improvements thereto as Landlord may be required to make.

11. DAMAGE TO PREMISES

In the event the Premises are hereafter damaged or destroyed or rendered partially untenantable for their accustomed uses by fire or other casualty insured under the insurance coverages that Tenant is required to maintain pursuant hereto, then Tenant shall promptly repair and/or restore the Premises to substantially the same condition in which they were immediately prior to the occurrence of such casualty (excluding Tenant's fixtures, trade fixtures, merchandise, equipment, machinery, inventory and other items of Tenant's personal property). This Agreement shall not terminate nor shall there be any abatement of rent or other charges or items of additional rent as a result of a fire or other casualty.

12. INSURANCE

(a) Tenant, at Tenant's sole cost and expense, agrees to maintain, during the term hereof, insurance for fire, extended coverage, vandalism and malicious mischief, and other risks as are from time to time included in standard extended coverage insurance, with terms and companies satisfactory to Landlord, insuring the Premises, improvements and appurtenances thereto (as well as Tenant's fixtures, trade fixtures, merchandise, equipment, machinery, inventory and other items of Tenant's personal property) for the full replacement value thereof, but in no event shall such insurance coverage be written for less than One Million and 00/100 Dollars ($1,000,000.00) as to such improvements and appurtenances thereto. Such insurance policy or policies shall provide that Landlord and Tenant shall be given a minimum of thirty (30) days written notice by Tenant's insurance company or companies prior to cancellation, termination or modification of such insurance. Tenant shall provide Landlord, at such time or times as Landlord may require, with copies of the policies or certificates evidencing that said insurance is in full force and effect and stating the terms thereof Such insurance policy or policies shall cover both Tenant and Landlord as insureds.

(b) Tenant, at its sole cost and expense, agrees to maintain, during the term hereof, Broad Form Comprehensive General Liability insurance on the Premises, with terms and companies satisfactory to Landlord, with combined single limit coverage of not less than One Million Dollars ($1,000,000.00) for personal injury, bodily injury, death or property damage to any portion of the Premises arising out of any one occurrence, which insurance policy or policies shall provide that Landlord and Tenant shall be given a minimum of thirty (30) days written notice by Tenant's insurance company or companies prior to cancellation, termination or modification of such insurance. Tenant shall provide Landlord, at such time or times as Landlord may require, with copies of the policies or certificates evidencing that all insurance, which Tenant is required to maintain pursuant hereto, is in full force and effect and stating the terms thereof. All of the foregoing insurance to be maintained by Tenant shall name Landlord as an additional insured.

(c) Tenant hereby waives any rights of action against Landlord for loss or damage covered by any insurance hereunder, and Tenant shall obtain a waiver from the carrier providing such insurance releasing all of such carrier's subrogation rights against Landlord.

13. DISCLAIMER OF LIABILITY

Landlord shall not be liable for any damage to Tenant's property, nor for loss of or damage to Tenant's property by theft or otherwise, nor any injury or damage to persons or property resulting from any cause, except Tenant shall not be responsible for any negligence or willful act of Landlord or its agents, employees, or contractors.

14. SUBORDINATION

This Agreement and all rights of Tenant are and shall be subject and subordinate to all mortgages which may now or hereafter affect the fee title to the Premises and to any modifications, renewals, extensions or replacements thereof. Tenant shall, upon demand, at any time or times execute, acknowledge and deliver to Landlord, without expense to Tenant, any and all instruments that may be necessary or proper to subordinate this Agreement and all rights hereunder of any mortgage and each such renewal, modification, consolidation, replacement and extension. All insurance policies to be maintained by Tenant hereunder shall insure the holder of any mortgages affecting fee title to the Premises under a standard mortgagee clause.

15. INDEMNITY

Tenant releases, and hereby indemnifies, defends and holds harmless Landlord and its partners and their respective directors, officers, employees, agents, attorneys, successors, and assigns from and against any and all claims, actions, damages, liability and expense, including, but not limited to, attorneys and other professional fees, in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by Tenant of the Premises or any part thereof occasioned wholly or in part by any act or omission of Tenant, its officers, agents, contractors, or employees. Notwithstanding anything contained herein to the contrary, Tenant shall not be responsible for any negligence or willful act of Landlord or its agents, employees, or contractors.

16. UTILITIES

Tenant shall pay (as additional rent) all charges for or in any way related to all public or private utilities, including but not limited to the hook-up, furnishing, consumption, maintenance, and installation of water, water pressure, gas, fuel, light, heat, power, electricity, telephone, sewage service, sanitary charges, security protection, trash removal, and any other service or services furnished to or serving the Premises during the Term (hereinafter collectively referred to as the "Utilities"). Tenant agrees to accept mains, conduits, and other facilities providing the Utilities to the Premises, in their current condition.

17. EMINENT DOMAIN

(a) If any part of the Premises shall be taken or condemned for any public use by any legally constituted authority by right of eminent domain and if a part thereof remains that is suitable for the full conduct of Tenant's business, this Agreement as to the part to be taken shall terminate as of the date title shall vest in the condemnor, and the rent payable hereunder shall be adjusted to an amount which is the product of the rent times a fraction, the numerator of which is the fair market value of the entire Premises immediately after such taking, and the denominator of which is the fair market value of the Premises immediately prior to such taking. If in Tenant's sole reasonable judgment, the aforesaid taking renders the remainder of the Premises unsuitable for Tenant's permitted use, Tenant may terminate this Agreement as of the date when Tenant is required to yield possession, by giving Landlord notice to that effect within thirty (30) days after such possession is so yielded.

(b) If all or substantially all of the Premises are taken or condemned, this Agreement shall terminate and both Landlord and Tenant shall thereupon be released from any liability thereafter accruing hereunder. Landlord shall thereupon be entitled to the entire award or compensation in such condemnation proceedings, but nothing contained herein shall be deemed to affect Tenant's right, if any, to receive compensation or damages with respect to its fixtures (to the extent such fixtures are included in such award or compensation) and Tenant's relocation expenses.

18. DEFAULTS BY TENANT

(a) The occurrence of any of the following shall constitute a default and breach of this Agreement by Tenant:

(1)	Tenant shall default in the payment of any installment of rent, additional rent or any other payment required to be made by Tenant hereunder, and the default shall continue for ten (I 0) days after the date when the same was due; and/or

(2)	The abandonment or vacation of the Premises by Tenant; and/or

(3)	The failure by Tenant to observe and perform any other provision of this Agreement to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall, within such period, commence such cure and thereafter diligently prosecute the same to completion; and/or

(4)	The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant (or any guarantor of Tenant) of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Agreement, where possession is not restored to Tenant within forty-five (45) days; or the attachment, execution or other judicial seizure or non-judicial repossession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Agreement, where such seizure or repossession, as the case may be, is not discharged within forty-five (45) days; or any Tenant, guarantor of Tenant, sublessee or assignee with respect to this Agreement shall die or, in the case of corporations, shall have its corporate existence terminated.

(b) In the event of any such default by Tenant, then in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Agreement and all rights of Tenant hereunder by giving written notice of such intention to terminate.

(c) In the event of any such default by Tenant, Landlord shall also have the right to re-enter the Premises and remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) In the event of the vacation or abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in paragraph (c) above or shall take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by law, and if Landlord does not elect to terminate this Agreement as provided in paragraph (b) above, then Landlord may from time to time, without terminating this Agreement, either recover all rental as it becomes due or relet the Premises or any parts thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Tenant acknowledges that in the event of its vacation or abandonment of the Premises or in the event Landlord shall re-enter the Premises after any other default or breach by Tenant, Landlord shall have no obligation to actively seek a suitable substitute Tenant or Tenants, but rather such shall be the sole obligation of Tenant.

(e) In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied; first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent and additional rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent and additional rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord within ten (10) days after Landlord shall bill Tenant for same. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expense incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting of the Premises.

(f) No re-entry or taking possession of the Premises by Landlord pursuant to paragraphs (c) or (d) of this Article shall be construed as either an acceptance of surrender or an election to terminate this Agreement nor shall it cause a forfeiture of rents or other charges remaining to be paid during the balance of the Term, unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such default elect to terminate this Agreement.

19. REMEDIES

All rights and remedies of Landlord herein created or otherwise available at law or in equity are cumulative, and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to exercise of any other. Failure of Landlord to exercise any or all rights under this Agreement shall not be deemed a waiver of any subsequent breach or default of Tenant.

20. SURRENDER OF PREMISES

- Intentionally Omitted –

21. LEASE STATUS

At any time and from time to time, Tenant will execute, acknowledge and deliver to Landlord an instrument prepared by Landlord, stating if the same be true, that this Agreement is a true and exact copy of the Agreement between the parties hereto, that there are no amendments hereof (or stating what amendments there may be), that the same is then in full force and effect and that there are then no offsets, defenses or counterclaims with respect to the payment of rent reserved hereunder or in the performance of the other terms and conditions hereof on the part of Tenant to be performed, and that Tenant at the time has no knowledge of any facts or circumstances which it might reasonably believe would give rise to a default by either party. Notwithstanding anything to the contrary contained herein, without relieving Tenant of its obligations under this Paragraph, Tenant's failure to execute, acknowledge and deliver to Landlord such instrument within ten (I 0) days after written demand shall constitute the acknowledgment of Tenant that all matters set forth in such instrument are true and correct.

22. NOTICES

Any notice given pursuant to this Agreement shall be valid only if given in writing, and shall be deemed sufficiently given if given by registered or certified mail to Landlord and Tenant at the respective addresses first above written, and, further, if to Landlord, addressed to the attention of Vice President - Administration and Facilities. Any such notice shall be deemed to have been given on the earlier to occur of (a) the date it is received by the addressee, or (b) three (3) business days after it is deposited in the U.S. mail (via Express U.S. Mail), postage prepaid, properly addressed to the addressee.

23. ENVIRONMENTAL MATTERS

(a) As used herein, the term "Hazardous Substance" means any hazardous or toxic substance, material, or waste, including but not limited to those substances, materials, and wastes listed on the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials, and wastes that are or become regulated under any applicable local, state, or Federal law, including but not limited to any material, waste, or substance that is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 9203), or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).

(b) Tenant shall not use, or permit the use of, the Premises in any manner that violates any applicable federal, state, or local law, regulation, or ordinance now or hereafter in force, including (but not limited to) any law, regulation, or ordinance pertaining to air or water quality or emissions; the handling, transportation, storage, treatment, usage, or disposal of Hazardous Substances; or any other environmental matters. Compliance with the obligations of this Section 23(b) shall be at Tenant's sole cost and expense.

(c) Tenant shall immediately notify Landlord of any spills, releases, or discharges of Hazardous Substances in, on, under, or from the Premises, or of any other potential failures of Tenant to comply with applicable environmental laws, regulations, or ordinances, and of any inspections, notices, orders, fines, or communications originating from any environmental department, agency, or authority.

(d) Landlord and its officers, employees, contractors, or agents shall have the right, but not the obligation, to inspect the Premises (including Tenant's records relating to environmental compliance) and to conduct sampling or tests necessary to verify Tenant's compliance with applicable environmental laws, regulations, and ordinances and the terms of this Lease. If Tenant is found to be in violation of this Agreement or any environmental law, regulation, or ordinance, or if environmental contamination is discovered, Tenant shall be responsible for all costs associated with such contamination or non-compliance.

(e) Tenant hereby defends, indemnifies, protects, and holds harmless Landlord and its partners and their respective directors, officers, employees, agents, attorneys, successors, and assigns from and against any and all claims, liabilities, penalties, fines, judgments, forfeitures, losses, costs, or expenses (including attorney's fees, consultants' fees, and expert fees) for the death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under, or about the Premises, or any discharge or release in or from the Premises, of any Hazardous Substance, or (ii) Tenant's failure to comply with any Hazardous Substance law. Tenant's indemnity obligation created by this Section 23(e) shall include, without limitation, and whether foreseeable or unforeseeable, any and all costs incurred in connection with any site investigation to determine the presence or extent of any contamination, and any and all costs for repair, cleanup, removal, remediation, detoxification, or decontamination, or other remedial action on the Premises, whether or not it is required by any regulatory agency. The indemnification provision of this Section 23(e) shall survive the expiration or earlier termination of this Agreement.

(f) Landlord and Tenant acknowledge the existence of two (2) 20,000 gallon underground fuel storage tanks, one 1, 5 00 gallon above-ground petroleum storage tank, and one 500 gallon waste oil storage tank, located on the Property (such tanks, fuel island and corresponding tank systems being referred to collectively as the "Tanks"). It is specifically understood and agreed that effective as of the Commencement Date of this Agreement, Landlord shall sell to Tenant and Tenant shall purchase from Landlord, the Tanks AS-IS, WHERE-IS, WITH ALL FAULTS, without any warranties of any kind regarding the condition of the Tanks or their use. Tenant agrees that upon the purchase and sale of the Tanks, Tenant shall execute and return to Landlord all documents necessary to transfer ownership of the Tanks to Tenant, and to register the Tank (in Buyer's name) with the appropriate state and/or federal governmental authorities. The forms necessary to accomplish such purchase and sale, transfer and registration shall be substantially in the form as the documents attached hereto as Exhibit D (Bill of Sale) and Exhibit E (Tank Transfer and Registration Forms), respectively. Landlord and Tenant agree that Landlord shall be responsible, at Tenant's expense, for filing such forms with such appropriate governmental authorities.

(g) Furthermore, Tenant agrees that it shall indemnify, defend, protect and hold harmless Landlord and its partners and their respective partners, directors, officers, employees, agents, attorneys, successors, and assigns, from and against any and all claims, liabilities, penalties, fines, judgments, forfeitures, losses, costs, or expenses (including reasonable attorneys' fees, consultants fees, and expert fees) arising from or caused in whole or in part, directly or indirectly, from the use and operation of the Tanks after the Commencement Date and any and all costs incurred in connection with any site investigation and any and all costs for repair, cleanup, detoxification or decontamination, or other remedial action of the Premises.

24. PURCHASE OF PREMISES

(a) Purchase Obligation. Landlord and Tenant agree that upon the expiration of the Term, Tenant shall be obligated to purchase the Premises from Landlord, and Landlord shall be obligated to sell the Premises to Tenant, for the "Purchase Price" (as defined below), and upon and subject to the specific terms and procedures established in this Section 24.

(b) Time of Closing. Tenant and Landlord agree that both parties shall consummate the purchase and sale of the Premises no later than July 15, 2005, at a closing (the "Closing") held at a location within the Seymour, Indiana area during normal business hours on or before July 15, 2005, which day shall not be a Saturday, Sunday, or Federal holiday. The exact date, time, and location of Closing shall be agreed to by the parties no later than five (5) days prior to Closing. If Landlord and Tenant fail to agree upon a specific date, time, and place for Closing, then Closing shall be held at 10:00 a.m. local time on July 15, 2005, in LandAmerica Financial Group, Inc.'s, or its representatives' (the "Title Company"), local offices.

(c) Purchase Price. The purchase price for the Premises shall be Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00) (the "Purchase Price"). The Purchase Price, after due credit for the Security Deposit, shall be paid by Buyer to Seller at Closing in cash or by wired funds to an account designated by Seller in writing.

(d) Deed. At Closing, Seller shall execute, acknowledge, and deliver to Buyer a Special Warranty Deed for the entire fee simple interest in the Premises (the "Deed"). Buyer and Seller agree that the Deed shall contain the following restriction and covenant and agree that such restriction and covenant shall ran with the land:

"Neither the [Property] nor any portion thereof shall be used as, and Grantee specifically covenants with Grantor not to directly or indirectly use the [Property] or any portion thereof, as or to permit the [Property] or any portion thereof to be used as a full service vehicle leasing and/or a commercial or consumer vehicle rental facility, in any case by Grantee or its successors or assigns, or by any of their respective tenants, employees, affiliates, or independent contractors, or any of their respective successors or assigns, for a period of seven (7) years from the date of this Deed, at which time (provided Grantee is not then in breach of such restriction) such restriction shall terminate and be of no further effect.
This restriction and covenant is made for the benefit of Grantor, its successors, and assigns. Grantor and its successors and assigns are specifically given the right to enforce the foregoing restriction and covenant by injunction or other legal or equitable proceeding, and to recover damages (including without limitation reasonable attorneys' fees) resulting from any violation hereof If, for any reason, any part of the foregoing restriction shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other portion of this restriction not so held invalid, illegal or unenforceable, and each other portion of this restriction shall to the fullest extent consistent with law continue in full force and effect."

(e) Title. At Closing, Landlord shall convey to Tenant a good and marketable fee simple title to the Premises; such title shall be such as would be insurable by any reputable title insurance company authorized to issue title insurance in the State of Indiana, at its usual rates. Title to the Premises shall be free of all liens, encumbrances, mortgages, and easements, except for the following:

(i)	Liens for taxes not yet due and payable; and

(ii)	Existing building restrictions, ordinances, easements and rights of utility service companies, and other easements of record, provided that none of the foregoing adversely affects Tenant's use and enjoyment of the Premises.

At Closing, Landlord agrees to execute such affidavits, certificates, or other instruments reasonably requested by the Title Company in connection with its issuance of a title insurance policy to Tenant covering the Premises.

(f) Deliveries at Closing. At Closing, Tenant shall pay the Purchase Price to Landlord in cash, by certified or title company check, or by wire transfer of funds to an account designated by Landlord in writing. Upon payment of the Purchase Price, Landlord shall execute, acknowledge, and deliver the following:

(i)	The Deed;

(ii)	Any affidavit, certification, or other instrument described in the last sentence of paragraph (e) above;

(iii) The release of any mortgage, deed of trust, or other lien on the Premises securing an obligation to pay money;

(iv) An affidavit, in form and content reasonably acceptable to Tenant and its title insurance company, that Landlord is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended; and

(v) Such other documents not inconsistent with the provisions of this Section 24 as Tenant may reasonably request.

Upon Closing, the Term of this Agreement shall automatically terminate. All of the representations, warranties, and indemnities set forth in this Agreement shall survive Closing and shall not merge into the deed for the Premises.

(g) Adjustments at Closing. At Closing, all real estate and ad valorem taxes, utilities, and water and sewer charges shall, to the extent not paid by Tenant under this Agreement, be apportioned and prorated between the parties at Closing. All transfer and recordation taxes imposed upon the sale of the Premises and/or the recordation of the deed therefor shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant. All title examination fees and title insurance premiums shall be paid by Tenant.

(h) Default in the Purchase and Sale of the Property .

(1) Default by Landlord - In respect to the purchase and sale of the Property pursuant to this Section 24, if Landlord shall fail or refuse to consummate Closing for any reason other than Tenant's default in the performance of its obligations under this Section 24, then Tenant shall have the option to extend the Term for sixty (60) months, commencing July 1, 2005, and ending (unless sooner terminated pursuant to the provisions hereof) at 11: 59 p.m. local time on June 30, 2010 (the "Extended Term"). Tenant shall exercise its option to extend the Term as provided above by giving Landlord written notice of its election to extend this Lease no later than thirty (30) days after Landlord's default hereunder. All of the terms and conditions of this Lease shall apply to the Extended Term (including monthly rent of $3,000, payable in advance, on the first day of each month). All references in this Lease to the "Term" shall be deemed to include the initial Term and the Extended Term, unless the context indicates otherwise. Tenant shall also have the right, as its sole remedies (other than the option to extend set forth above), (a) to maintain an action for specific performance or (b) to terminate this Agreement upon written notice to Seller and Escrow Agent and obtain a full refund of the Security Deposit from Landlord, and enforce Landlord's obligation to pay Tenant the fair market value of any improvements made by Tenant during the Term, and to maintain an action for actual damages incurred by Tenant as a result of Landlord's default. In no event shall Tenant have the right to recover any indirect, special, or consequential damages from Landlord.

(2) Default by Tenant - In respect to the purchase and sale of the Property pursuant to this Section 24, if Tenant shall fail to consummate Closing for any reason other than Landlord's default in the performance of its obligations under this Section 24, then Landlord shall have the right, as its sole remedies, (a) to terminate this Agreement upon written notice to Tenant and retain the Security Deposit, and (b) to maintain an action for damages incurred by Landlord as a result of Tenant's default. In no event shall Landlord have the right to maintain an action for specific performance of this Agreement, or to recover any indirect, special, or consequential damages from Tenant. Notwithstanding these provisions, in the event Tenant fails to close as a result of its inability to obtain financing from a third party lender, then Landlord's sole remedy shall be to terminate this Agreement and retain the Security Deposit.

25. BROKERS

Landlord and Tenant each represent and warrant to the other that it has not dealt with any broker, realtor, or agent in connection with this Agreement, other than GMH Capital Partners Commercial Realty Services, LP, and Greemann Real Estate Company (collectively, the "Brokers'). Landlord represents that it shall be responsible for all of the Brokers' commission earned in connection with this Agreement. Each party shall indemnify and hold harmless the other from and against any and all claims for a commission or other compensation and other loss, liability, claim, cost, damage, or expense (including without limitation reasonable attorney's fees) asserted by any other broker, realtor, or agent with whom the indemnifying party has dealt in violation of the foregoing warranty.

26. MISCELLANEOUS

(a) This Agreement embodies and constitutes the entire understanding between the parties hereto with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement.

(b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana.

(c) Descriptive headings provided in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(d) This Agreement shall be binding upon and shall inure to the benefit of Landlord, its successors, and assigns. This Agreement shall be binding upon and shall inure to the benefit of Tenant and its successors, and only those assigns and sublessees of Tenant to whom assignment or subletting is permitted pursuant to the terms of this Agreement.

(e) Whenever the context of this Agreement shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter and vice versa.

(f) If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein unless to do so would materially alter the benefits and burdens the parties hereto have bargained for.

(g) Time is of the essence of this Agreement.

(h) Simultaneously with the execution of this Agreement, Landlord and Tenant shall execute and acknowledge three (3) originals of the Memorandum of Lease (the "Memorandum") attached hereto as part hereof and labeled Exhibit F. Landlord and Tenant shall each retain one original of the Memorandum, and the third original of the Memorandum shall be recorded (at Tenant's expense) in the appropriate recording office in the county in which the Premises is located.

IN WITNESS WHEREOF, and with intent to be legally bound hereby, the parties have hereto set their hands and seals as of the day and date first above written, and are authorized to execute on behalf of that party.

PENSKE TRUCK LEASING CO., L.P.,
Landlord
By: Penske Truck Leasing Corporation,
General Partner
ATTEST:

/s/ David J. Battisti	By: /s/ Marc E. Althen
David J. Battisti	Marc E. Althen
Assistant Secretary	Vice President -- Administration and
Facilities

ISA INDIANA, INC.
ATTEST:	Tenant

/s/ V. David Lee	By: /s/ Harry Kletter
V. David Lee	Harry Kletter, President
General Counsel